Exhibit (j)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 50 to the Registration Statement No. 811-03723 on Form N-1A of Fidelity New York Municipal Trust, of our report dated March 12, 2004 appearing in the Annual Report to Shareholders of Spartan New York Municipal Income Fund for the year ended January 31, 2004.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
March 26, 2004